INDEPENDENT AUDITORS' CONSENT


To the Shareholders and Board of Trustees of:

       WPG Tudor Fund
       WPG Large Cap Growth Fund
       WPG Quantitative Equity Fund
       WPG Core Bond Fund
       WPG Intermediate Municipal Bond Fund
       WPG Government Money Market Fund
       WPG Tax Free Money Market Fund

We consent to the use of our report dated February 12, 2004 with respect to WPG Tudor Fund, WPG Large Cap Growth Fund, WPG Quantitative Equity Fund, WPG Core Bond Fund, WPG Intermediate Municipal Bond Fund, WPG Government Money Market Fund, and WPG Tax Free Money Market Fund incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.

/S/ KPMG LLP
-------------
New York, New York
February 27, 2004


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